EMPLOYMENT AGREEMENT
OF
LEONARD PETERSON

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 1, 2008 (the “Effective Date”), by and between ISI Detention Contracting Group, Inc., a corporation organized under the laws of California (“Employer”), and Leonard Peterson, an individual residing in Orange, CA (“Executive”) on the following terms and conditions:

RECITALS:

This Agreement is entered into with reference to the following facts:

A. Employer has acquired substantially all of the assets of Peterson Detention Inc. (“PDI”) pursuant to an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) ;

B. Prior to the consummation of the transactions contemplated by the Asset Purchase Agreement, Executive was employed by PDI pursuant to an employment arrangement pursuant to which Executive was entitled to certain compensation and benefits;

C. Executive is a principal shareholder in PDI and will receive significant benefits from the consummation of the transactions contemplated by the Asset Purchase Agreement;

D The execution and delivery of this Agreement are conditions precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement, and are inducements to ISI Security Group, Inc., a Delaware Corporation (“ISI Delaware”), Argyle Security, Inc., a Delaware corporation (“Argyle”), both of which are parent entities of the Employer, to facilitate the Asset Purchase Agreement;

E.  The execution and delivery of this Agreement benefits ISI Detention Contracting Group, Inc., a Texas corporation (“ISI Texas”), an Affiliate of Employer, and to facilitate this Agreement, ISI Texas enters into the Guaranty Agreement attached to this Agreement;

F. Employer desires to employ Executive in the capacity hereinafter stated, and Executive desires to be employed by Employer in such capacity for the period and on the terms and conditions set forth herein; and

G. All capitalized terms, not otherwise defined in this Agreement, shall have the meanings set forth in the Asset Purchase Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual covenants and agreements below, it is covenanted and agreed by Employer and Executive as follows:

1. Recitals Incorporated. The preceding Recitals are incorporated in the this Agreement by this reference.

2. Employment Period. Employer hereby agrees to employ Executive as its Operations Manager, and Executive, in such capacity, agrees to provide services to Employer for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). Thereafter, Executive’s employment shall be at-will. For the entire Employment Period, and while he is employed by the Employer, Executive’s office will be located exclusively in Orange County, California.

3. Performance of Duties.

(a)
Executive agrees that during the Employment Period, and while he is employed by Employer, he shall devote his full normal and customary working time, energies and talents exclusively to serving in the capacity of Operations Manager of Employer and will perform the duties set out in 2(b) below, and such other duties consistent with his position, as may be properly assigned to him by the Chief Executive Officer and/or the Board of Directors of Employer (the “Board”). He will carry out such duties faithfully, efficiently and in a professional manner.

(b)	The duties of Employee shall include the following: Management of the Plant; Manufacturing, Procurement and some Sales Oversight.

(c)
Subject to Subparagraph 3(d) below, and in addition to the limitations imposed upon Executive by the Restrictive Covenants contained in Paragraph 5, Executive shall not during the Employment Period and while he is employed by the Employer, without prior written consent from the Board:

(i)
serve as, be a consultant to or employee, officer, manager, agent, or director of, any corporation, partnership or other entity other than Employer (other than civic, charitable, or other public service organizations) if, as determined at the reasonable discretion of the Board, such service, employment, or position would have a material adverse effect upon the ability of Executive to perform his duties hereunder and Executive is so advised in writing and given a period of not less than ninety (90) days to cease; or

(ii)
have more than a five percent (5%) ownership interest in any enterprise other than Employer if such ownership interest would have a material adverse effect upon the ability of Executive to perform his duties hereunder, and the Executive is so advised in writing and given a period of not less than ninety (90) days to divest the interest..

(d)
Notwithstanding the generality of the foregoing, Executive may own all or any part of PDI, Employer, ISI Delaware, and Argyle or any other Affiliate of ISI Delaware or Argyle, and act as an officer or director of any of them, and none of such activities shall be deemed to violate any duty of trust, confidentiality or non-usurpation of corporate opportunity, nor shall they violate any term or provision of this Agreement.

4. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be compensated by Employer for his services as follows:

(a)
Executive shall receive, for each consecutive twelve (12) month period beginning on the Effective Date and ending on each anniversary thereof, a rate of pay equal to $291,000.00 per year. Such compensation shall be payable in substantially equal monthly or more frequent installments and subject to customary tax withholding. During the Employment Period, Executive’s annual salary rate shall be increased by the Board, effective on or before each anniversary of the Effective Date, by an amount of at least the amount of change in the Consumer Price Index for “Los Angeles - Riverside - Orange County, CA - All Items (not seasonally adjusted)”, during the immediately preceding year, when compared to the same index for the same region for the calendar year two years prior, as published by the U.S. Department of Labor Bureau of Labor Statistics.

(b)	Executive shall be entitled to receive incentive compensation payments in accordance with the discretionary bonus plan of Employer or ISI Texas, whichever is more beneficial to Executive.

(c)
Executive shall be entitled to participate in all executive benefit plans maintained by Employer (or ISI Texas, whichever is more beneficial to Executive) on substantially the same terms and conditions as other executives of Employer (or ISI Texas, whichever is more beneficial to Executive) including, but not limited to all health plans, insurance, retirement, deferred compensation and other plans and programs generally available to such executives of Employer (or ISI Texas, whichever is more beneficial to Executive).

(d)
Executive shall receive at least three (3) weeks paid vacation per year, provided, however, that such vacation shall be scheduled and taken in accordance with Employer’s standard vacation policies applicable to Employer’s other executives (or those of ISI Texas, whichever is more beneficial to Executive). Executive shall also be entitled to all other holiday and leave pay generally available to Employer’s other executives (or the executives of ISI Texas, whichever is more beneficial to Executive).

(e)
Employer will provide Executive with a company credit card to be used by Executive to pay for expenses incurred in connection with the performance of his duties for the Company. Such expenses shall include, but not be limited to, hotels, meals, airline tickets (on a business class basis), other transportation, automobile rentals and other similar charges. Said credit card will be issued to Executive after he has executed the standard reimbursement agreement required of an executive.

(f)
In the event Executive consents to a relocation requiring a move of residence, Employer shall advance or reimburse Executive, on a grossed-up basis at Executive’s marginal tax rate, for all moving, house-hunting, temporary housing, and real estate transaction costs for both sale and purchase on a fully grossed-up, after-tax basis.

(g)
Executive shall be reimbursed by Employer for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Executive during the Employment Period in the performance of his services under this Employment Agreement. In order that Employer reimburse Executive for such allowable expenses, Executive shall furnish to Employer, in a timely fashion, appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as Employer may from time to time reasonably request. As used herein the term “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as now or hereafter amended, and the regulations and revenue rulings and procedures issues pursuant thereto from time to time.

5. Restrictive Covenants. Executive acknowledges and agrees that:

(a)
After this Agreement is signed by both parties, Employer shall disclose to Executive certain of Employer’s confidential, proprietary, and/or trade secret information in connection with the performance of his duties.

(b)
Executive is a principal shareholder and senior executive officer of PDI with major responsibility for the operation, development, and growth of its business prior to its sale of substantially all of its assets, including its substantial goodwill, to Employer. Executive, acknowledges and agrees that his employment by Employer in a similar capacity, effective immediately as of the closing of the Asset Purchase Agreement, is intended to preserve and maintain such goodwill;

(c)
Employer has agreed to disclose to Executive, and Executive’s work for Employer will routinely bring him into close contact with, confidential, proprietary, and/or trade secret information of Employer and its customers; and

(d)
The agreements and covenants contained in this Paragraph 5 are essential to protect the business interests of Employer and Employer will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees to the following:

(i)
Confidential Information. Except as may be required by the lawful order of a court, regulatory body or similar agency of competent jurisdiction, and at the sole cost and expense of the Employer, if any, unless disclosed with the Employer’s permission, Executive agrees to keep secret and confidential, during the Employment Period and while he is employed by Employer, all confidential non-public information of Employer, and its respective Affiliates that was acquired by, or disclosed to, Executive during the course of his employment by Employer or any of its Affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, operations, financial data and plans, and employee information, whether past, current or planned, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Subparagraph 5(d)(i) shall not apply to information that: (A) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which Executive is bound); (B) was disclosed to Executive by a third party (other than PDI) not subject to any duty of confidentiality to Employer prior to its disclosure to Executive; (C)  was known to Executive prior to his employment from a source other than his employment, ownership of, or relationship with PDI, (D) is disclosed by Executive in the ordinary course of Employer’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper business purpose solely for the benefit of Employer. During the Employment Period and while he is employed by Employer, Executive further agrees that he shall not make any statement or disclosure that is intended by Executive to be detrimental to Employer or any of its Affiliates.

(ii)	Non-Competition.

(A)
Executive agrees that for the period commencing on the Effective Date and ending on the date on which Executive’s employment with Employer is terminated for any reason or no reason (the “Non-Competition Period”), Executive shall not directly or indirectly, alone or as a partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in North America that is directly or indirectly in competition with the Business of Employer or which is known by Executive to be detrimental to the Business or business plans of Employer or its Affiliates; provided, however, that the record or beneficial ownership by Executive or his immediate family members of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Subparagraph 5(d)(ii) so long as Executive is not an officer, director, manager, employee or consultant of such Person. The “Business” of Employer shall mean providing construction materials, design, engineering, procurement, installation, maintenance and related goods and services to: (x) the detention facilities construction and renovation industry; (y) the industrial/commercial controls and fire and security alarm industry; and (z) the access control and security observation industry, and other related businesses. Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (1) employ or solicit for employment or endeavor in any way to entice away from employment with Employer or its Affiliates (a) any current employee of Employer or its Affiliates or (b) any Person who was employed by Employer or its Affiliates in any preceding 12-month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other Person that has a business relationship with Employer to discontinue, reduce or modify such relationship with Employer; nor (3) solicit or enter into negotiations with any of Employer’s identified potential acquisition candidates.

(B)
Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to Employer’s Business for the duration of the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits to justify such restriction as an employee of Employer pursuant to this Agreement.

(C)
Notwithstanding the generality of any other provision of this Agreement, during the Non-Competition Period, it shall not be a violation of Subparagraph 3(c) or this Paragraph 5 for Executive to (i) be an owner, partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity that does not compete with the Business of Employer or (ii) make unlimited investments with other family members in any person or entity that does not compete with the Business of Employer.

(iii)
Remedies. If Executive breaches any of the provisions contained in Subparagraphs 5(d)(i) or 5(d)(ii) (the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.

(A)
Executive shall account for and pay over to Employer all compensation, profits, and other benefits which inure to Executive’s benefit which are derived or received by Executive or any person or business entity controlled by Executive, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

(B)
Notwithstanding the provisions of Subparagraph 5(d)(iii)(A) above, Executive acknowledges and agrees that in the event of a violation or Executive’s threatened violation of any of the Restrictive Covenants, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and Employer shall also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from Executive.

(iv)
Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(v)
Proprietary Rights. Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, employee files, client files, and any materials made by Executive or by Employer during the period of Executive’s employment are the property of Employer and shall not be used by Executive in any way adverse to Employer’s interests while he is so employed by Employer.

6. Termination and Compensation Due Upon Termination. Executive’s right to compensation for the period after the date Executive’s employment with Employer terminates shall be determined in accordance with the following:

(a)
Termination Without Cause. In the event Employer terminates Executive’s employment during the Employment Period without Cause, Employer shall pay Executive compensation, incentive compensation and benefits as specified in Paragraph 4 through the earlier of eighteen (18) months or the balance of the Employment Period, during which time Executive shall be entitled to:

(i)	receive payment of his salary in accordance with the provisions of Subparagraph 4(a) ;

(ii)	receive payment of any incentive compensation payments that otherwise would have been payable to Executive under Subparagraph 4(b); and

(iii)	continued participation in the group health insurance plans of Employer as specified in Subparagraph 4(c) at Employer’s expense.

(b)
Voluntary Resignation. Executive may terminate his employment with Employer for any reason (or no reason at all) at any time by giving Employer ninety (90) days prior written notice of voluntary resignation; provided, however, that Employer may decide that Executive’s voluntary resignation be effective immediately upon notice of such resignation. Employer shall have no obligation to make payments to Executive in accordance with the provisions of Paragraph 3 for periods after the date on which Executive’s employment terminates due to Executive’s voluntary resignation, including in the event Employer accelerates the effectiveness of the resignation in accordance with this Subparagraph 6(b).

(c)
However, for purposes of this Paragraph 6, if Executive resigns within 90 days following the occurrence of one of the following events, Executive shall be deemed to be Terminated without Cause in accordance with Subparagraph 6(a):

(i)	Executive’s duties are materially reduced from those described in Paragraph 3;

(ii)	the relocation of Executive’s office outside Orange County, California without Executive’s consent;

(iii)	a material breach of any of the provisions of this Agreement by the Employer;

(d)
Termination for Cause. Employer shall have no obligation to make payments to Executive in accordance with the provisions of Paragraph 4 or otherwise for periods after Executive’s employment with Employer is terminated because of Executive’s termination for Cause. For purposes of this Paragraph 6, Executive shall be considered terminated for “Cause” if he is discharged by Employer on account of the occurrence of one or more of the following events:

(i)	Executive becomes habitually addicted to drugs or alcohol, as confirmed by the written opinion of a medical doctor;

(ii)	Executive intentionally discloses confidential information in violation of Subparagraph 5(d)(i) or engages in any action in violation of Subparagraph 5(d)(ii).

(iii)
Employer is directed by regulatory or governmental authorities to terminate the employment of Executive or Executive intentionally engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on Employer;

(iv)	Executive is convicted of a felony crime (other than a felony resulting from a minor traffic violation);

(v)
Executive flagrantly disregards his duties under this Agreement after (A) written notice has been given to Executive by the Board that it views Executive to be flagrantly disregarding his duties under this Agreement and (B) Executive has been given a period of ten (10) days after such notice to cease such misconduct. However, no notice or cure period shall be required hereunder if Executive’s disregard of his duties has materially and adversely affected Employer or is illegal ;

(vi)	Executive commits an act of fraud against Employer, violates a duty of loyalty to Employer, or violates an obligation owed to Employer pursuant to Paragraphs 3 or 5 hereof.

(d)
In the event Employer attempts to terminate Executive’s employment pursuant to Subparagraph 6(c) and it is ultimately determined that the Employer lacked Cause, the provisions of Subparagraph 6(a) shall apply and, in addition to any other remedies that Executive may have, Executive shall be entitled to receive the payments called for by Subparagraph 6(a) with interest on any past due payments at the rate of ten percent (10%) per year from the date on which the applicable payment would have been made, plus Executive’s costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with such dispute and interest thereon at the rate of ten percent (10%) per year from the date incurred by the Executive.

(e)
Employer shall have no obligation to make payments to Executive in accordance with the provisions of Paragraph 4 for periods after the date of Executive’s employment with Employer terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this Subparagraph 6(e), determination of whether Executive is disabled shall be determined in accordance with Employer’s long term disability plan (if any) and applicable law.

(f)
Employer shall have no obligation to make payments to Executive in accordance with the provisions of Paragraph 4 for periods after the date of Executive’s death, except payments due and owing as of such date.

7. Indemnification. Executive shall be defended, held harmless by and indemnified by Employer to the fullest extent permitted by applicable law (including, but not limited to payment of all legal fees and costs and by counsel reasonably satisfactory to him) against claims asserted against him by third parties, arising out of, or related to, the business of the Employer or Executive’s services for Employer or its Affiliates, where such services were within the scope of authority of Employee, or specifically authorized in advance by Employer. However, Employer shall have no obligation to defend, indemnify or hold Executive harmless from any claims relying in whole or in part upon any intentionally tortious, grossly negligent or fraudulent conduct by Executive. This duty of indemnification shall survive the termination of this Agreement for a period of two years.

8. Assignment and Successors. This Agreement is personal in its nature and neither of the parties shall, without the written consent of the other, which may be given or withheld in the absolute discretion of each, assign, delegate or otherwise transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets or other reorganization of the Employer with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Employer hereunder; provided, however, Employer shall continue to remain obligated hereunder.

9. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN BEXAR COUNTY, TEXAS, TO THE JURISDICTION OF WHICH EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT. THE PARTIES AGREE TO ENTER INTO MEDIATION PRIOR TO TRIAL IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10. Entire Agreement. This Agreement embodies the entire agreement of the parties respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties on this subject matter . Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals or understandings shall be deemed to be of no force or effect. There are no representations, warranties or agreements, whether express or implied, or oral or written, with respect to the subject matter , except as set forth herein.

11. Modifications. This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications shall be in writing and signed by the parties .

12. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions shall not be deemed a waiver of such terms, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. All waivers shall be in writing and signed by Executive and Employer.

13. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

14. Headings. The section and paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of its terms .

15. Waiver of Jury Trial. The parties acknowledge that they are hereby waiving any right to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s Employment.

16. Attorneys’ Fees. Executive and the Employer agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute, in addition to any other relief granted.

17. Severability. In the event that it is determined that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any determination striking any portion of this Agreement shall be done as narrowly as possible so as to give as much effect as possible to the intentions of the parties under this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document .

19. Notices. All notices and other communications provided for in the Agreement shall be in writing and will be deemed duly given (a) when delivered by hand, (b) two days after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this provision or ((d) five days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective.. The addresses for such notices shall be:(a) If to Executive, at the address set forth in the preamble immediately following Executive’s name.

(b)	If to Employer, to it at:

ISI Detention Contracting Group, Inc., a California corporation
Attention: Sam Youngblood and the Board of Directors
12903 Delivery Drive
San Antonio, Texas 78297
Tel: 210.495.5245
Fax: 210.495.5613

20. Time of the Essence. Time is expressly made of the essence with respect to each and every provision of the Agreement.

21.  Inurement. Except as otherwise specified herein, no Person, other than the parties (and Executive’s estate upon his death, including his personal representative, administrator or heirs), shall have any rights under or interest in this Agreement or its subject matter .

Executive and Employer have executed this Agreement as of the Effective Date.

“EXECUTIVE”

/s/ Leonard Peterson
Leonard Peterson

“EMPLOYER”

ISI Detention Contracting Group, Inc. a California corporation

By:	/s/ Sam Youngblood
Sam Youngblood, CEO

Guaranty Agreement

ISI Detention Contracting Group, Inc., a Texas corporation, an Affiliate of Employer, and which benefits from the Asset Purchase Agreement and the Employment Agreement, guarantees each and every promise and covenant, and the performance of each and every duty and obligation of Employer contained in the Employment Agreement.

ISI Detention Contracting Group, Inc. a Texas corporation

By:	/s/ Sam Youngblood
Sam Youngblood, CEO

(Signature Page to Leonard Peterson Employment Agreement)